 Exhibit 99.1

Inuvo, Inc. Announces Closing of Underwritten Public Offering of Common Stock

LITTLE ROCK, AR., July 15, 2019 (GLOBE NEWSWIRE) --  Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence that serves brands and agencies, today announced the closing of its previously announced underwritten public offering of 13,750,000 shares of its common stock at a public offering price of $0.30 per share. The net proceeds to Inuvo after deducting the underwriting discounts and commissions and estimated offering expenses payable by Inuvo was approximately $3.8 million.

Roth Capital Partners acted as the sole manager for the offering.

Inuvo intends to use the net proceeds from the offering for general corporate purposes, including working capital and investment in its IntentKeyTM technology.

A shelf registration statement relating to the shares of common stock issued in the offering was filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. Copies of the prospectus supplement and accompanying prospectus have been filed with the SEC and may be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, California 92660, by telephone at (800) 678-9147 or e-mail at rothecm@roth.com, or by accessing the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com